Exhibit 99.2

Community Bankers Trust Corporation Announces

Partial Repayment of TARP Preferred Stock

July 24, 2013 (Glen Allen, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today that it has repaid $4,500,000 of its TARP preferred stock investment from the United States Department of the Treasury. To effect this repayment, on July 24, 2013, the Company repurchased 4,500 shares of the original 17,680 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, that the Company issued to the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008. The Company funded the repurchase through the earnings of its banking subsidiary.

The form of the repurchase was a redemption under the terms of the TARP preferred stock. The Company paid the Treasury $4,543,125, which represented 100% of the par value of the preferred stock repurchased plus accrued dividends with respect to such shares. The repurchase will result in a reduction of $56,250 in the Company’s quarterly dividend payments to the Treasury.

Rex L. Smith, the Company’s President and Chief Executive Officer, stated, “The strategic steps that we have taken over the past three years have vastly improved our financial condition and earnings, and this TARP repayment is a key milestone for the Company. We have made it clear all along that we are not interested in repaying our TARP funds at the expense of diluting our stockholders. We are pleased to be a company that is able to repay these funds through earnings, and that is a key indicator of our current operating performance and capital position and our long-term strategies and prospects.”

Mr. Smith added, “Our current plan to repay the TARP funds is through minimum quarterly payments of $2,250,000. The $4,500,000 payment that we made today reflects the part of this plan for the second and third quarters of 2013. We have worked closely with our regulators to begin these payments as we had planned, and we will continue to work with them in future quarters. Future payments, of course, will depend on regulatory approval of repurchases, as well as continuing an adequate level of our earnings to support the payments and satisfactory financial condition.”

Following the redemption, the Treasury owns 13,180 shares of the Company’s TARP preferred stock, which represents an investment of $13,180,000. Under the terms of the preferred stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year on such amount through the February 2014 payment. After the February 2014 payment, the dividend rate automatically increases to 9% per year. The Company may defer dividend payments, but the dividend is a cumulative dividend that accrues for payment in the future. The amount of the Company’s next dividend payment, scheduled for August 15, 2013, on the new amount of outstanding shares of preferred stock is $164,750. The Treasury continues to hold a warrant to purchase 780,000 shares of the Company’s common stock at an exercise price of $3.40, which it also acquired in December 2008.

*         *         *         *         *

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, which is a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices in Virginia. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999